Exhibit 99.1

Grayscale Investments® Declares Distribution of Rights to Ethereum Proof of Work Tokens

The firm establishes record date for Grayscale Ethereum Trust and Grayscale Digital Large Cap Fund following Ethereum fork

September 16, 2022 09:15 ET | Source: Grayscale Investments

STAMFORD, Conn., Sept. 16, 2022 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager and the sponsor (the "Sponsor") of Grayscale Ethereum Trust (OTCQX: ETHE) (the "Trust"), and manager (the "Manager") of Grayscale Digital Large Cap Fund (OTCQX: GDLC) (the “Fund”, and collectively with the Trust, the “Products”), announced today that each of the Products has declared a distribution and established a record date for the distribution of rights to the ETH proof of work tokens (“ETHPoW”), which were received by each of the Products as a result of a fork in the Ethereum blockchain on September 15, 2022 following the upgrade referred to as the “Merge”, to holders of record of each Product ("Record Date Shareholders"), as of the close of business on September 26, 2022 (the "Record Date").

On the Record Date, pursuant to the terms of the Trust Agreement or LLC Agreement, as applicable, governing each Product, each Product will appoint Grayscale Investments, LLC as agent (the "Agent") on behalf of the Record Date Shareholders of such Product and transfer the rights to ETHPoW tokens held by such Product to the Agent on behalf of such Record Date Shareholders. The Agent, on behalf of the Record Date Shareholders of each Product, will look to acquire the ETHPoW tokens as soon as practicable after the receipt of the rights thereto from the applicable Product and sell them over a period of time, which is currently not expected to exceed 180 days.

The Agent may determine, in its sole discretion, whether, when, and in what manner to sell the ETHPoW tokens it holds on behalf of the Record Date Shareholders of the applicable Product. In addition, the Agent may choose to abandon the ETHPoW tokens held by it on behalf of the applicable Product.

If the Agent is able to sell the ETHPoW tokens it holds on behalf of the Record Date Shareholders of the applicable Product, the Agent will remit the cash proceeds from such sales, net of any administrative and other reasonable expenses incurred by the Agent in its capacity as agent of such Record Date Shareholders and not in its capacity as Sponsor or Manager of the Products, ratably to such Record Date Shareholders, upon completion of the sales. In this case, the Agent would subsequently announce one or more dates for the remittance of such net cash proceeds.

The Agent reserves the right to remit any net cash proceeds from the sale of the applicable ETHPoW tokens to Record Date Shareholders of the applicable Product on more than one occasion. The Agent may use an affiliated dealer, including Genesis Global Trading, Inc., to facilitate the sale of the ETHPoW tokens. Any such affiliated dealer would be expected to earn a customary markup or other customary compensation for its services. In the event the Agent is able to sell the ETHPoW tokens, there can be no assurance as to the price or prices for any ETHPoW tokens that may be realized, and the value of the ETHPoW tokens may increase or decrease after any sale by the Agent.

The Trust currently holds rights to approximately 3,059,976.06309448 ETHPoW tokens, or approximately 0.00986585 ETHPoW tokens per share based on 310,158,500 shares of the Trust outstanding as of the date hereof, and is expected to be outstanding as of the Record Date.

The Fund currently holds rights to approximately 40,653.24325763 ETHPoW tokens, or approximately 0.00256206 ETHPoW tokens per share based on 15,867,400 shares of the Fund outstanding as of the date hereof and expected to be outstanding as of the Record Date.

The trading venues for ETHPoW tokens are not broadly established given that the Ethereum Proof of Work Network was publicly launched on September 15, 2022, and there is uncertainty as to whether digital asset custodians will support ETHPoW tokens or if trading markets with meaningful liquidity will develop. In the event digital asset custodians do support ETHPoW tokens and trading markets do develop, it is expected that there will be widely fluctuating values for ETHPoW tokens for some time. As a result of this uncertainty and the potential for significant volatility in prices it is not possible to predict the value of rights to ETHPoW tokens, if any, that the Agent will be able to realize from sales of ETHPoW tokens after the Record Date. Record Date Shareholders of each Product are advised to consult with their advisors as to the tax consequences of the foregoing.

Shareholders of each Product should note that any future forks or airdrops on the Ethereum Network may not be addressed by the Sponsor or the Manager in the same manner as the ETHPoW fork. The Sponsor and the Manager intend to evaluate each future fork or airdrop on a case-by-case basis, in consultation with the Products’ legal advisors, tax consultants, and custodian.

The Sponsor and the Manager will communicate material new information to the market and to investors in the Products as it becomes available.

About Grayscale Investments®
Grayscale Investments® enables investors to access the digital economy through a family of secure, compliant, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest digital currency asset manager. Investors, advisors, and allocators turn to Grayscale’s private placements, public quotations, and ETFs for single asset, diversified, and thematic exposure. Grayscale products are distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered) or Foreside Fund Services, LLC. For more information, please follow @Grayscale or visit grayscale.com.

Press Contact

Jennifer Rosenthal
press@grayscale.com